As filed with the Securities and Exchange Commission on July 16, 2015

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 _____________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_____________________

SS&C Technologies Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware		71-0987913
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
80 Lamberton Road Windsor, CT 06095 (860) 298-4500
(Address of Principal Executive Offices)
_____________________
Advent Software, Inc. 2002 Stock Plan (as amended and restated effective as of April 1, 2014) SS&C Technologies Holdings, Inc. 2008 Stock Incentive Plan (Full Titles of the Plans)
William C. Stone Chairman of the Board and Chief Executive Officer SS&C Technologies Holdings, Inc. 80 Lamberton Road Windsor, CT 06095 (860) 298-4500
(Telephone Number, Including Area Code, of Agents for Service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	2,486,420 (3)	$50.30 (4)	$125,066,926.00 (4)	$14,532.78 (4)
Common Stock, par value $0.01 per share	660,017 (5)	$63.14 (6)	$41,673,473.38 (6)	$4,842.46 (6)
Common Stock, par value $0.01 per share	1,416,661 (7)	$63.14 (6)	$89,447,975.54 (6)	$10,393.85 (6)

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 3,146,437 shares of Common Stock, par value $0.01 per share (“Common Stock”), of SS&C Technologies Holdings, Inc. (the “Company” or the “Registrant”) issuable pursuant to the Advent Software, Inc. 2002 Stock Plan, as amended and restated effective as of April 1, 2014 (the “2002 Plan”), (ii) 1,416,661 shares of Common Stock issuable pursuant to the SS&C Technologies Holdings, Inc. 2008 Stock Incentive Plan (the “2008 Plan”), and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the 2002 Plan and the 2008 Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Rounded up to the nearest penny.
(3)	Represents shares of Common Stock issuable pursuant to outstanding options and stock appreciation rights under the 2002 Plan.
(4)

Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of outstanding options and stock appreciation rights to purchase shares of Common Stock.

(5)	Represents shares of Common Stock issuable pursuant to outstanding restricted stock units under the 2002 Plan.
(6)

Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the NASDAQ Global Select Market on July 9, 2015.

(7)	Represents shares of Common Stock issuable as equity-based awards pursuant to the 2008 Plan.

EXPLANATORY NOTE

This Registration Statement has been filed to register (i) 3,146,437 shares of Common Stock to be offered pursuant to the Advent Software, Inc. 2002 Stock Plan, as amended and restated effective as of April 1, 2014 (the “2002 Plan”), and (ii) 1,416,661 shares of Common Stock to be offered pursuant to the SS&C Technologies Holdings, Inc. 2008 Stock Incentive Plan (the “2008 Plan”).

2002 Plan. Pursuant to the Agreement and Plan of Merger, dated as of February 2, 2015 (the “Merger Agreement”), among Advent Software, Inc. (“Advent”), the Registrant and Arbor Acquisition Company, Inc. (“Merger Sub”), Merger Sub was merged with and into Advent (the “Merger”) on July 8, 2015 (the “Effective Time”). In accordance with the Merger Agreement, at the Effective Time, the Registrant assumed each unvested equity award (the “Advent Equity Awards”) outstanding under the 2002 Plan. As a result of this assumption, at the Effective Time, the Advent Equity Awards were converted into equivalent equity awards with respect to shares of Common Stock of the Registrant.

2008 Plan. Registration statements have been filed with the Securities and Exchange Commission (the “Commission”) on each of March 31, 2010, June 25, 2010, March 28, 2013 and August 7, 2014 to register 9,498,306 shares of Common Stock under the Securities Act to be offered and sold pursuant to the 2008 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I have been delivered (or will be delivered) to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”), as filed with the Commission on February 26, 2015;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Act since the end of the fiscal year covered by the Annual Report; and

(c) The description of the securities contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on March 23, 2010, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify any indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in our favor by reason of the fact that the indemnitee is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any indemnitee has been successful, on the merits or otherwise, the Registrant will indemnify him or her against all expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith. Expenses must be advanced to an indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors in addition to the indemnification provided for in its certificate of incorporation. These indemnification agreements require the Registrant, among other things, to indemnify its directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of his service as one of the Registrant’s directors, or any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

a.       The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Windsor, Connecticut, on this 16th day of July, 2015.

SS&C TECHNOLOGIES HOLDINGS, INC.

By:	/s/ William C. Stone
William C. Stone Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Stone, Patrick J. Pedonti and Paul G. Igoe, Esq., (with full power to each of them to act alone) as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 16th day of July, 2015 by the following persons in the following capacities.

Signature	Title	Date

/s/ William C. Stone		July 16, 2015
William C. Stone	Chairman of the Board of Directors and Chief Executive Officer
(Principal Executive Officer)
/s/ Patrick J. Pedonti		July 16, 2015
Patrick J. Pedonti	Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)
/s/ Normand A. Boulanger		July 16, 2015
Normand A. Boulanger	Director

/s/ William A. Etherington		July 16, 2015
William A. Etherington	Director

/s/ Allan M. Holt		July 16, 2015
Allan M. Holt	Director

/s/ Michael E. Daniels		July 16, 2015
Michael E. Daniels	Director

/s/ Jonathan E. Michael		July 16, 2015
Jonathan E. Michael	Director

/s/ David A. Varsano		July 16, 2015
David A. Varsano	Director

/s/ Michael J. Zamkow		July 16, 2015
Michael J. Zamkow	Director

EXHIBIT INDEX

Exhibit Number
4.1 (1)	Restated Certificate of Incorporation of the Registrant

4.2 (2)	Amended and Restated Bylaws of the Registrant

5	Opinion of Davis Polk & Wardwell LLP, counsel to the Registrant

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24	Power of Attorney (included in the signature pages of this Registration Statement)

99.1	Advent Software, Inc., Inc. 2002 Stock Plan (as amended and restated effective as of April 1, 2014)

99.2 (3)	SS&C Technologies Holdings, Inc. 2008 Stock Incentive Plan

(1)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended, filed on March 12, 2010

(2)	Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended, filed on March 12, 2010

(3)	Incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1, as amended, filed on April 24, 2008